Putnam Short Term Municipal Income Fund, as of May 31, 2014, semi annual shareholder report

Shareholder meeting results (Unaudited)
February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected, with all funds of the Trust voting together as a single class, as follows:

      Votes for 		Votes withheld
Liaquat Ahamed 			5,415,154,963 	14,207,845
Ravi Akhoury 			5,415,184,974 	14,177,833
Barbara M. Baumann 		5,415,851,291 	13,511,517
Jameson A. Baxter 		5,415,767,570 	13,595,238
Charles B. Curtis 		5,415,854,394 	13,508,413
Robert J. Darretta 		5,416,022,043 	13,340,765
Katinka Domotorffy 		5,415,419,173 	13,943,635
John A. Hill 			5,415,885,634 	13,477,174
Paul L. Joskow 			5,416,010,424 	13,352,383
Kenneth R. Leibler 		5,415,817,292 	13,545,516
Robert E. Patterson 		5,415,985,292 	13,377,516
George Putnam, III 		5,415,959,400 	13,403,408
Robert L. Reynolds 		5,416,108,530 	13,254,278
W. Thomas Stephens 		5,415,918,406 	13,444,402

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes		Votes				Broker
For			against	Abstentions	non votes
1,420,867		0 		1,952 		313,354

A proposal to adopt an Amended and Restated Declaration of Trust was approved with all funds of the Trust voting together as a single class, as follows:

Votes		Votes					Broker
For			against		Abstentions	non votes
5,234,359,081 	33,570,449 	18,267,087 	143,166,192

All tabulations are rounded to the nearest whole number.